Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
August 10, 2009

Tellabs intends to repurchase up to $200 million in common shares

Naperville, Ill. — Tellabs intends to actively repurchase its common stock under an existing Board of Directors authorization, previously announced on Nov. 8, 2007. Over the next four quarters, the company may repurchase up to $200 million (about 8.6% of shares at the Aug. 10, 2009, closing price) under the previously announced repurchase program. The resumption follows Tellabs’ significant curtailment of stock repurchases since the fourth quarter of 2008, as the company evaluated uses of cash.

“In light of Tellabs’ success with growth products and positive cash flow, now is the right time to resume stock repurchases,” said Rob Pullen, Tellabs chief executive officer and president.

Separately, Tellabs Chairman Michael J. Birck announced his intention to enter into a 10b5-1 plan to sell up to 3 million shares of Tellabs stock on the open market. Birck beneficially owns about 34.9 million shares. “I will use the proceeds from this sale to repay debts related to a family partnership,” Birck said. “I continue to have full confidence in Tellabs, and in no way does this reflect any concern over the company’s future prospects.”

Approximately $480 million currently remains under a $600 million repurchase program authorized by the Board of Directors in November 2007. The repurchase program will involve the purchase of common shares from time to time at the prevailing market price, starting as early as Aug. 13.

Tellabs plans to use part of its more than $1.2 billion in cash, cash equivalents and marketable securities for the program. The company has no debt. Tellabs gives no assurance as to the amount of repurchases to be made or the actual purchase prices.

Since 2005, Tellabs has repurchased 93.2 million shares at a cost of $804 million (about 20% of shares outstanding).

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 41 of the top 50 global telecom service providers choose our mobile backhaul, optical networking and business services solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.